Exhibit 99.1

RealNetworks Takes Steps To Address Commercial Impact of COVID-19
SEATTLE, April 29, 2020 -- RealNetworks, Inc. (Nasdaq: RNWK), a leader in digital media software and services, today announced the following steps to address the unprecedented COVID-19 pandemic and its impact on the Company, especially Real’s Computer Vision platform and business, known as SAFR.

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Real is pivoting SAFR to focus on the intersection of public health and public safety. We believe that the SAFR platform can become a significant product to help support public safety in this new era. Our engineers have been hard at work during the pandemic and we are seeing promising early results. We expect to be rolling out new SAFR-based products beginning in mid-2020 that will address newly identified needs of the market for public safety as people begin to go back to work in larger numbers.

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Real has tightened its belt financially in order to put as many resources as possible into this endeavor. Real has frozen employee salaries and modified its 2020 executive bonus program. Moreover, CEO Rob Glaser declined to accept a 2019 bonus that would have been payable in 2020.

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Real today is announcing that it has received $2.87 million in funding pursuant to the Paycheck Protection Program established as part of the Coronavirus Aid, Relief, and Economic Security Act. This loan helps ensure that we will be able to keep our staff at its current levels and likely will enable us to bring several staff members back from furlough.

“The extraordinary circumstances in which we are all now living have brought significant challenges to RealNetworks, and we are grateful that the CARES Act is helping businesses like Real weather this storm with our workforces largely intact,” said Mr. Glaser, Founder, Chairman and Chief Executive Officer of RealNetworks. “Combined with other measures, the additional funds from the PPP loan will ensure that our employees are able to continue supporting our customers and enhancing our digital products and services, both to serve current customers and to address newly important societal needs.”
The $2.87 million loan, which is eligible for forgiveness under the Paycheck Protection Program, has an interest rate of 1% per annum, a six-month deferment period, and matures on the two-year anniversary of disbursement. RealNetworks intends to use the proceeds from the PPP loan exclusively to cover payroll costs, as well as lease payments and utilities, in accordance with program guidelines.
In addition to the directional change with its SAFR business, Real has carefully studied the impact of the COVID-19 pandemic on its other businesses and will have more to say on this topic during its earnings call on May 6th. Today, Real reaffirms that its Q1 2020 financial results met or exceeded the guidance the Company provided on February 5, 2020.
One additional area that Real believes has been affected by the COVID-19 pandemic is the stock market. On April 23rd, as the Company expected, Real received a notification from The Nasdaq Stock Market that as of April 23, 2020, RNWK no longer meets Nasdaq’s minimum bid price requirement.
Amid the extreme market uncertainty, Nasdaq recently implemented a grace period through June 30, 2020 for compliance with its bid price rule, allowing companies to focus on managing their businesses through the challenges caused by the COVID-19 pandemic. The Company has until December 28, 2020 to regain compliance with the minimum bid price requirement and expects to take action well before then to bring the Company back into compliance.

Exhibit 99.1

About RealNetworks
Building on a legacy of digital media expertise and innovation, RealNetworks has created a new generation of products that employ best-in-class artificial intelligence and machine learning to enhance and secure our daily lives. SAFR (www.safr.com) is the world’s premier facial recognition platform for live video. Leading in real-world performance and accuracy as evidenced in testing by NIST, SAFR enables new applications for security, convenience, and analytics. For information about our other products, visit www.realnetworks.com.

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the Company’s impacts, plans and expectations relating to the current pandemic, product innovations and markets, use of proceeds from and potential forgiveness of the PPP Loan, and ability to regain compliance with Nasdaq’s continued listing standards. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements reflect our expectations as of today, and actual results may differ materially from the results predicted. Factors that could cause actual results for RealNetworks, on a consolidated basis, to differ from the results predicted include: our ability to realize operating efficiencies, growth and other benefits from the implementation of our growth initiatives and restructuring efforts; cash usage and conservation, and the pursuit of additional funding sources; successful monetization of our products and services; competitive risks, including the emergence or growth of competing technologies, products and services; potential outcomes and effects of claims and legal proceedings; risks associated with key customer or strategic relationships and business acquisitions; disruptions in the global financial markets, including changes in consumer spending and impacts to credit availability; fluctuations in foreign currencies; and unique risk factors that relate to our Napster segment, such as risks stemming from its streaming music service and related music royalties. More information about potential risk factors that could affect our business and financial results is included in RealNetworks' annual report on Form 10-K for the most recent year ended December 31, its quarterly reports on Form 10-Q and in other reports and documents filed by RealNetworks from time to time with the Securities and Exchange Commission. The preparation of our financial statements and forward-looking financial guidance requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, and revenues and expenses during the reported period. Actual results may differ materially from these estimates under different assumptions or conditions. RealNetworks assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.

For More Information:
Investor Relations for RealNetworks
Kimberly Orlando, Addo Investor Relations
310-829-5400
IR@realnetworks.com
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